Exhibit 16.1

July 8, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We have read the statements made by Dicon Fiberoptics, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated July 2, 2004. We do not agree with the following statements concerning our Firm contained in such Form 8-K.

We disagree with the Company's statement that the disagreement described by them in Paragraph 4 was not discussed with the Board of Directors (in the absence of an audit committee). This disagreement was discussed with an Officer of the Company and communicated in writing to the Board of Directors prior to the filing of the Form 10-KSB/A. We note that this same disagreement is disclosed in the Form 10-KSB/A, which was signed by the members of the Board of Directors.

We note the control weakness the Company discloses in paragraph 4. We reported this control weakness as a material weakness, as defined in U.S. Auditing Standards Section AU 325, to the registrant and its Board of Directors, in writing, prior to the filing of the Form 10-KSB/A.

We also disagree with the Company's statement in paragraph 4 that "There have been no changes in the audit report (other than the date of the report)" in as much as prior to June 30, 2004 we had not issued an audit report as we had not completed all of the necessary audit procedures until June 30, 2004.

Very truly yours,

/s/ PricewaterhouseCoopers LLP